EXHIBIT 23




INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in Registration Statements Nos. 2-97378, 33-24302 and 33-75330 on Form S-8 of Bay Commercial Services of our report dated January 29, 1999, appearing in the Annual Report on Form 10-KSB and incorporated by reference in this form 10KSB/A of Bay Commercial Services for the year ended December 31, 1998.



/s/ Deloitte & Touche, LLP

Deloitte & Touche LLP
San Francisco, California
April 28, 1999